Filed pursuant to Rule 424(b)(3)
Registration No. 333-170820

PROSPECTUS

HYPERDYNAMICS CORPORATION

15,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to 15,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of Hyperdynamics Corporation by the selling stockholders identified in this prospectus.  We are not selling any shares of our Common Stock pursuant to this prospectus, and we will not receive any proceeds from the sale of shares of our Common Stock offered by this prospectus.  We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholders against certain liabilities.

The selling stockholders identified in this prospectus, or their pledges, donees, transferees or other successors-in-interest, may offer the shares offered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our Common Stock is quoted on the NYSE Amex LLC under the trading symbol “HDY.”  On December 6, 2010, the closing sale price for one share of our Common Stock, as reported by the NYSE Amex LLC, was $3.09.

Investing in our Common Stock involves risks.  Before making any investment in our securities, you should read and carefully consider the risks described in the section entitled “Risk Factors” beginning on page 6 of this prospectus together with all of the other information contained, or incorporated by reference, in this prospectus or appearing in the registration statement of which this prospectus forms a part.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2010

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the Common Stock.

Unless the context otherwise requires, the terms “Hyperdynamics Corporation,” “HDY,” “Company,” “we,” “us” and “our” refer to Hyperdynamics Corporation and its subsidiaries. To understand this offering fully, you should read this entire document carefully, as well as the documents identified in the section titled “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions that are intended to identify these forward-looking statements.  These forward-looking statements involve risk and uncertainty and a variety of factors, which are in many instances beyond our control and could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements.  We do not have a policy of updating or revising forward-looking statements except as otherwise required by law.

In addition to the risks discussed in this prospectus under “Risk Factors” below, the following are important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements:  the availability of financing and, if available on terms and conditions acceptable and beneficial to us, our ability to enter into and receive funding and other benefits therefrom; our ability to find an additional participant in our concession off the coast of Guinea that is a company in the oil and gas industry to execute our business plan; political and economic instability and civil unrest in the Republic of Guinea and adverse impacts to our exploration work off the coast of Guinea; our ability to respond to changes in the oil exploration and production environment, competition, and the availability of personnel in the future to support our activities.

Further information on other factors that could affect us is included in the SEC filings incorporated by reference in this prospectus described below under the heading “Incorporation of Certain Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.  See also “Risk Factors” contained in this prospectus.

Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate us.  If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein.  Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you.  To understand the terms of the shares of our Common Stock offered by this prospectus, you should read this prospectus and the documents incorporated by reference herein before making an investment decision.  You should carefully read the sections titled “Risk Factors” in this prospectus and the documents identified in the sections “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”  All references in this prospectus to “$” are to U.S. dollars.

ABOUT HYPERDYNAMICS

General.  We are an emerging independent oil and gas exploration company that was incorporated in 1996 as a Delaware corporation. Through our wholly-owned subsidiary, SCS Corporation (“SCS”), we possess certain contract rights for the exploration and exploitation of oil and gas in an approximately 9,650 square mile concession off the coast of the Republic of Guinea in West Africa.  Our rights in Guinea derive from a Hydrocarbon Production Sharing Contract (“PSC”) that we entered into in 2006 with Guinea, as amended.  Certain terms of the PSC have been modified in part by Amendment No.1 to the PSC that we entered into with the government of Guinea during March 2010 (the “PSC Amendment”).  The PSC, as amended, was approved by the Government of Guinea through the issuance of a Presidential Decree in May 2010.

In April 2009, we entered into a transaction to sell our only oil and gas operations located in the United States, which consisted of working interests in several oil and gas properties in Northeast Louisiana.  This sale was finalized in August 2009.

As of the date of this prospectus, our direct and indirect wholly-owned operating subsidiaries consisted of: (i) SCS, which is engaged in oil and gas exploration activities located off the coast of Guinea, and (ii) SCS Corporation Guinea SARL (“SCSG”), which was formed to manage the business associated with the PSC, including public relations programs in Guinea.  We own 100% of SCS.  “SCS” is also the name of our business segment that is composed of our oil and gas exploration activity in Guinea.  SCSG, a Guinea limited liability company located in Conakry, Guinea, is owned 100% by SCS and is part of our SCS business segment operating in Guinea.

2006 Production Sharing Contract.  We have been conducting exploration work related to the area off the coast of Guinea since 2002.  Under the PSC, we were granted certain exclusive contractual rights by Guinea to explore and exploit offshore oil and gas reserves, if any, off the coast of Guinea.  We refer to the rights granted to us by Guinea as the “Concession” and to the offshore area subject to the Concession as the “Contract Area.”  We are conducting our current work in Guinea under the PSC, as amended.

2009 Memorandum of Understanding.  On September 11, 2009, we entered into a Memorandum of Understanding (“MOU”) with Guinea in which we agreed with the government to resolve certain issues related to the PSC.  The MOU required negotiation between the parties concerning the terms and conditions of the provisions in the PSC to ensure that such terms were consistent with the Guinea Petroleum Code and usually applicable international standards and practices.

Amendment No.1 to PSC. On March 25, 2010, we entered into the PSC Amendment with Guinea.  The PSC Amendment was signed by the Guinean Minister of Mines and Geology, Mahmoud Thiam; the Guinean Minister of Finances and Economy, Kerfala Yansane; and Ray Leonard, President and Chief Executive Officer of Hyperdynamics and SCS.  The PSC Amendment was entered into pursuant to the MOU.  The PSC Amendment provides that the parties to the MOU have fully complied with the terms of the MOU.

The PSC Amendment clarified that we retained a Contract Area of approximately 9,650 square miles, which is approximately equivalent to 30% of the original Contract Area under the PSC, following a December 31, 2009 relinquishment of approximately 70% of the original Contract Area.  The PSC Amendment requires that we relinquish an additional 25% of the retained Contract Area by September 30, 2013.  Under the terms of the PSC Amendment, the first exploration period ended and the Company entered into the second exploration period on September 21, 2010.  The second exploration period runs until September 2013, may be renewed to September 2016, and may be extended for one additional year to allow the completion of a well in process and for two additional years to allow the completion of the appraisal of any discovery made.  Under the PSC Amendment, we are required to drill an exploration well, which is to be commenced by the year-end 2011, to a minimum depth of 2,500 meters below seabed, and to drill an additional exploration well, which is to be commenced by the end of September 2016, to a minimum depth of 2,500 meters below seabed.  The PSC Amendment requires the expenditures of $15 million on each of the exploration wells ($30 million in the aggregate).  We also are required to acquire a minimum of 2,000 square kilometers of 3D seismic by September 2013 with a minimum expenditure of $12 million. Fulfillment of work obligations exempts us from expenditure obligations, and exploration work in excess of minimum work obligations for each exploration period may be carried forward to the following exploration period.

Under the PSC Amendment, Guinea may participate in development of any discovery at a participating interest of up to 15% of costs being carried for its share. The cost of that carry is to be recovered out of 62.5% of Guinea's share of cost and profit oil.  The PSC Amendment removed the right of first refusal held by us covering the relinquished acreage under the original PSC. The PSC Amendment clarified that only those eligible expenditures, which were made following the date the PSC was signed, on September 22, 2006, are eligible for cost recovery.  We are required to establish an annual training budget of $200,000 for the benefit of Guinea’s oil industry personnel, and we are also obliged to pay an annual surface tax of $2.00 per square kilometer on our retained Concession acreage.  The PSC Amendment also provides that should the Guinea government note material differences between provisions of the PSC Amendment and international standards or the Petroleum Code, the parties will renegotiate the relevant articles.

Presidential Decree.  In May 2010, the government of Guinea issued a Presidential Decree approving the PSC, as amended.

Assignment of Participating Interest. On December 4, 2009, we entered into a Sale and Purchase Agreement (“SPA”) with Dana Petroleum (E&P) Limited (“Dana”) for Dana to acquire a 23% participating interest in the PSC.  On January 28, 2010, we closed on the transaction with Dana assigning it a minority interest in our Concession offshore Guinea.  In connection with the closing of the transaction, we entered into an Assignment of Participating Interest (the “Assignment”) with Dana, a Deed of Assignment and a Joint Operating Agreement (“JOA”).  Pursuant to the Assignment, we assigned to Dana an undivided 23% of our participating interest in the contractual interests, rights, obligations and duties under the PSC.  As required by the PSC, the Deed of Assignment was delivered as the necessary notice of the Assignment to be given to the Ministry of Mines, Energy and Hydraulics of Guinea.

As part of the obligation to bear the proportionate share of costs, the SPA required Dana to make a cash payment to us upon closing the assignment of the 23% participating interest to Dana in the amount of $ 1.7 million for Dana’s pro-rata portion of accrued expenditures associated with our marine 2D seismic data acquisition program within the Contract Area.  The $1.7 million payment was received by us on February 4, 2010, and was recorded as a reduction in the carrying value of our Concession.

The JOA appoints us as the operator for purposes of conducting oil and gas exploration and production activities within the retained Contract Area.  We share operating costs of joint operations with Dana in proportion to the parties’ respective participating interests (Hyperdynamics, 77% and Dana, 23%). An operating committee and voting procedures are established in the JOA whereby managerial and technical representatives of the Company and Dana make decisions regarding joint operations, exploration and appraisal of commercial discoveries, and the disposition of commercial production.  The JOA places restrictions upon the transfer of the parties’ respective participating interests in the form of a right of first purchase that is triggered by a proposed transfer or certain changes in control of us or Dana.

In May 2010, we received an administrative order from the Ministry of Mines and Geology of Guinea, referred to as an arrêté, confirming the Guinea government’s approval of the assignment of a 23% participating interest in the PSC, as amended, to Dana.  On May 20, 2010, we received a payment of $19.6 million in cash from Dana as payment for the assigned 23% participating interest in the contractual interests, rights, obligations and duties under the PSC, as amended.

PGS Geophysical AS, Norway. On June 11, 2010, we entered into an Agreement for the Supply of Marine Seismic Data (“3D Seismic Contract”) with PGS Geophysical AS, Norway (“PGS”).  Under the terms of the 3D Seismic Contract, PGS agreed to conduct the acquisition phase of a 3,635 square kilometer 3D seismic survey of the area that is subject to our Concession.  The intended purpose of the 3D seismic survey is to obtain detailed imaging of the multiple prospects which were identified from our prior 2D seismic data of the concession.  Under the terms of the 3D Seismic Contract, PGS has agreed to carry out the survey in two separate portions that commenced in August 2010.  The cost of the survey under the 3D Seismic Contract was originally estimated to be $24.5 million, including mobilization and demobilization expenses.  In addition, we have contracted with PGS to process the data from the 3D seismic survey.  The seismic data processing is expected to cost approximately $2.5 million and to be completed by the end of the first calendar quarter of 2011.

Exploration Strategies and Work to Date.  Our business plan incorporates a multi-channel approach to exploring and developing our Contract Area under the PSC, as amended.  We will continue independently to develop and evaluate drilling targets and ultimately to implement a drilling program on one or more of our targets.  Simultaneously, we intend to seek additional exploration participants to work with us on all or parts of the Concession, including conducting exploratory drilling and production in the Contract Area.  We expect that entering into these joint operating relationships would entail transferring a portion of our interest in the Concession to such participant.

From the inception of our involvement in Guinea beginning in 2002, we, in conjunction with certain key vendors, have accomplished critical exploration work including:

•	a 1,000 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data and data that had been acquired in the past;

•	a 4,000 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data and data that had been acquired in the past;

•	acquisition and geochemical analysis of core samples from the Contract Area and a satellite seeps study;

•	third party interpretation and analysis of our seismic data, performed by PGS;

•	reconnaissance within Guinea to evaluate drilling infrastructure, support services, and the operating environment;

•	a 2,800 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data and data that had been acquired in the past;

•	an oil seep study performed by TDI Brooks; and

•	a 10,400 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data.

Executive Office.  Our principal executive offices are located at 12012 Wickchester Lane, Suite 475, Houston, Texas 77079, and our telephone number is (713) 353-9400.  Our Internet address is www.hyperdynamics.com.  Information contained on our website is not a part of, and is not incorporated into, this prospectus.

PRIVATE PLACEMENT OF COMMON STOCK AND
THE SECURITIES THAT MAY BE OFFERED

On November 4, 2010, we completed a private placement (the “Private Placement”), pursuant to which we sold to two institutional accredited investor funds under management of affiliates of BlackRock (collectively, the “Investors”), an aggregate of 15,000,000 shares of our Common Stock at a purchase price of $2.00 per share for total proceeds to us of $30,000,000, before expenses of the offering.  As part of the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors covering the resale of the shares of our Common Stock and all shares of our Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event contemplated by Rule 416 of the Securities Act with respect to the foregoing, with certain exceptions described in the Registration Rights Agreement.  Pursuant to these registration rights, the resale of the shares of our Common Stock issued in connection with the Private Placement is being registered hereunder.

This prospectus relates to the resale, from time to time, by the selling stockholders of up to 15,000,000 shares of our Common Stock.  We will not receive any proceeds from the sale by the selling stockholders of our Common Stock to which this prospectus relates.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision in the shares of our Common Stock.  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.  In that case, the trading price of our Common Stock could decline substantially, and you may lose all or part of your investment.

Risks Relating to Our Business and the Industry in Which We Operate.

Investment in the oil and gas business is risky, and there is no assurance we will be successful in discovering oil or gas or in bringing our resources into profitable production.

Oil and gas exploration and development are inherently speculative activities.  There is no certain method to determine whether or not a given lease or concession will produce oil or gas or yield oil or gas in sufficient quantity and quality to result in commercial production.  The development of a concession may result in dry holes or in the discovery of oil or gas that is not commercially feasible to produce.  There is no guarantee that we will find oil or gas in commercial quantities.  There is no guarantee that a producing asset will continue to produce.  Because of the high degree of risk involved, there can be no assurance that we will recover any portion of our investment or that our investment in the Concession will be profitable.

Drilling activities are subject to numerous risks, including the significant risk that we do not reach our target reservoir or that no commercially productive reserve is encountered.  The cost of drilling, completing and operating wells and of installing production facilities and pipelines is often uncertain.  Drilling costs could be significantly higher if we encounter difficulty in drilling offshore.

There are drilling and operational hazards associated with the oil and gas industry which could result in substantial losses.

While we are not currently drilling, we intend to do so in the future.  The oil and gas industry involves a variety of operating risks, including:

•	blowouts, cratering and explosions;

•	mechanical and equipment problems;

•	uncontrolled flows of oil and gas or well fluids;

•	fires;

•	marine hazards with respect to offshore operations;

•	formations with abnormal pressures;

•	pollution and other environmental risks; and

•	natural disasters.

Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing and collisions.  Also, offshore operations are subject to damage or loss from adverse weather conditions.

Any of these events could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses.  Locating pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase these risks.  The occurrence of any of these events could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

We depend on a single exploration and exploitation asset.

The Concession is currently our single most important asset and constitutes all of our potential for the future generation of revenue.  Upon commencing operations at the Concession any adverse development affecting our progress such as, but not limited to, the drilling and operational hazards described above, could result in damage to, or destruction of, any wells and producing facilities constructed on the Concession, damage to life or property, environmental damage, limitations on our ability to hire suitable personnel or engineering contractors, or failure to secure supply agreements on commercially suitable terms.  Although, we may acquire producing assets to diversify our asset base, given that the Concession is currently our only major asset, any adverse development affecting it could have a material adverse effect on our financial position and results of operations.

We may not be able to meet our substantial capital requirements to conduct our operations or achieve our business plan.

Our business is capital intensive and we must invest a significant amount in development and exploration activities.  We currently are making and intend to continue to make substantial capital expenditures to find, develop and produce natural gas and oil reserves.

Additional capital could be obtained from a combination of funding sources.  The current potential funding sources, and the potential adverse effects attributable thereto, include:

•	offerings of equity securities, which would dilute the equity interests of our stockholders;

•	sales or assignments of interests in the Concession and exploration program, which would reduce any future revenues from that program while at the same time offsetting potential expenditures;

•	debt offerings, which would increase our leverage and add to our need for cash to service such debt and which could result in assets being pledged as collateral; and

•	borrowings from financial institutions, which may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or pay dividends.

It is difficult to quantify the amount of financing we may need to fund our business plan in the longer term. The amount of funding we may need in the future depends on various factors such as:

•	our financial position;

•	the cost of exploration and drilling;

•	the prevailing market price of natural gas and oil; and

•	the lead time required to bring any discoveries to production.

Our ability to raise additional capital will depend on the results of operations and the status of various capital and industry markets at the time such additional capital is sought.  Historically, we have been able to raise capital from equity sources to finance our activities, but there is no assurance that we will be able to do so in the future or on acceptable terms, if at all.  Further, we currently have no operating revenue.  While we have sufficient working capital for at least the next 12 months, additional capital will be required beyond this period.  If we do not obtain capital resources in the future, we may not be able to meet the obligations under the PSC, as amended, and thereby could be required to surrender the Concession.  The Concession is our single most important asset and, although we are considering other opportunities, the loss of the Concession would significantly reduce our ability to eventually become a profit-generating company.

We also expect to continue to incur significant expenses over the next several years with our operations, including further 3D seismic studies and exploratory drilling.  Based on the exploration results to date, we anticipate that the cost per commercial well, if further results justify attempts at commercial drilling, would range from $30 million each (shallow water prospects) to approximately $100 million each (deepwater oil prospects).  Even if we acquire sufficient financing to meet the obligations under the PSC, as amended, we may not be able to raise or expend the capital necessary to undertake or complete the future drilling programs or acquisition opportunities unless we raise additional funds through debt or equity financings, which may not be available on acceptable terms to us or at all.  We may not be able to obtain debt or equity financing or enter into and complete additional strategic relationships with an industry partner to meet our capital requirements on acceptable terms, if at all.  Further, our future cash flow from operations may not be sufficient for continued exploration, development or acquisition activities, and we may not be able to obtain the necessary funds from other sources.

We have a history of losses and negative cash flow that we expect to continue in the near term.  Our past losses raise doubt about our ability to continue as a going concern.

We have incurred losses since inception, resulting in cumulative losses of $78,507,000 through September 30, 2010.  The Consolidated Financial Statements contained in our report on Form 10-K for the year ended June 30, 2010 have been prepared assuming we will continue as a going concern.  As discussed in Note # 2 to the Consolidated Financial Statements, there is substantial doubt about our ability to continue as a going concern.  The Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.  Since September 30, 2010, we have raised $30,000,000 from the sale of common stock to funds managed by BlackRock, and we have raised $4,600,000 from warrant exercises into our common stock.  We have historically been able to raise capital from equity or industry sources to finance our activities, but there is no assurance we will be able to do so in the future, or that any capital raises will be on terms favorable to us.

We do not have reserve reports for the Concession and our expectations as to oil and gas reserves are uncertain and may vary substantially from any actual production.

We do not have any reserve reports for the Concession.  A reserve report is the estimated quantities of oil and gas based on reports prepared by third party reserve engineers.  Reserve reporting is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner.  Our expectations as to oil and gas reserves are uncertain and may vary substantially from any actual production.

New investors or commercial partners may require participation interests which could decrease future profitability.

The pace of exploration and the level of our operations may be determined by the amount of funding available.  If funding is limited, exploration may be continued under agreements that provide investors or commercial partners with a participation interest in a particular property held by us.  Under this type of arrangement, an investor or commercial partner would invest in specific property and receive a negotiated interest in that specific property.  This could reduce the potential profitability of the remaining interest in the property and reduce our ability to control and manage the property.  We expect that entering into these partnering relationships would entail transferring a portion of our interest in the Concession to such partner.

The PSC, as amended, is subject to renegotiation under certain conditions, which may have an adverse impact upon our operations and profitability.

The PSC Amendment provides that should the Guinea government note material differences between provisions of the PSC Amendment and international standards or the Guinea Petroleum Code, the parties will renegotiate the relevant articles of the PSC Amendment.  If the Guinea government identifies material differences between the PSC Amendment's provisions and international standards or the Guinea Petroleum Code, there is no assurance that we will be able to negotiate an acceptable modification to the PSC Amendment.  If the parties are not successful in renegotiating the relevant articles of the PSC Amendment, the parties may be required to submit the matter to international arbitration.  There is no assurance that any arbitration would be successful or otherwise lead to articles that are more favorable to us than the present articles.  Therefore, the results of such negotiations or arbitration could be unfavorable to us and, as a result, could have a material adverse effect on our business, financial position, results of operation and future cash flows.

We have no ability to control the prices that we may receive for oil or gas.  Oil and gas prices are volatile, and a substantial or extended decline in prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results.

We currently have no source of revenue.  Our financial condition is based solely on our ability to sell equity or debt securities to investors, enter into an additional joint operating or similar strategic relationship with an industry partner, sell interests related to the Concession or borrow funds.  We expect that entering into these joint operating or similar relationships would entail transferring a portion of our interest in the Concession to such partner.  Such investors would consider the price of oil and gas in making an investment decision.  Declines in oil and gas prices may adversely affect our financial condition, liquidity, ability to obtain financing and operating results.  Low oil and gas prices also may reduce the amount of oil and gas that we could produce economically.  Low oil and gas prices in the future could have a negative effect on our future financial results.  Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.  Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control.  These factors include:

•	the level of domestic and foreign supplies of oil;

•	the level of consumer product demand;

•	weather conditions;

•	political conditions in oil producing regions throughout the world;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil production;

•	price and production controls;

•	the price of foreign oil imports;

•	actions of governments;

•	domestic and foreign governmental regulations;

•	the price, availability and acceptance of alternative fuels;

•	overall economic conditions; and

•	the value of the US dollar.

These factors and the volatile nature of the energy markets make it impossible to predict oil and gas prices.  Our inability to respond appropriately to changes in these factors could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

The oil and gas industry is subject to hazards related to pollution and environmental issues which may create substantial liabilities to third parties.

Hazards in the drilling and/or the operation of gas and oil properties, such as accidental leakage or spillage, are sometimes encountered.  Such hazards may cause substantial liabilities to third parties or governmental entities, the payment of which could adversely affect our liquidity or result in the loss of our Concession.  We may be subject to liability for pollution and other damages due to environmental events.  Environmental regulatory matters also could increase substantially the cost of doing business, may cause delays in producing oil and gas or require the modification of operations in certain areas.

Our operations will be subject to numerous stringent and complex laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.  Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial requirements, and the imposition of injunctions to force future compliance, which could have a material adverse effect on our business, financial condition, results of operations and future cash flow.

Government regulations may require permits for drilling operations, drilling bonds and reports concerning operations.  In addition, there may be statutes, rules and regulations governing conservation matters, including the unitization or pooling of oil and gas properties, establishment of maximum rates of production from oil and gas wells and the spacing, plugging and abandonment of such wells.  Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from our properties and may restrict the number of wells that may be drilled on a particular lease or in a particular field.  Any of the above incidents could have a material adverse effect on our business, financial condition, results of operations and future cash flow.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services and our dependence on industry contractors could adversely impact us.

We are dependent on industry contractors for the success of our oil and gas exploration projects.  In particular, our drilling activity offshore of Guinea will require that we have access to offshore drilling rigs and contracts with experienced operators of such rigs.  The availability of drilling rigs and other equipment and services, and the skilled personnel required to operate those rigs and equipment is affected by the level and location of drilling activity around the world.  An increase in drilling operations worldwide may reduce the availability of drilling rigs, other equipment and services, and appropriately experienced drilling contractors to us.  The reduced availability of such equipment and services may delay our ability to discover new reserves and increase costs and thereby have a material adverse effect on our business, results of operations and future cash flow.

Pending and future claims and litigation may adversely affect our financial condition and results of operations.

We currently are involved in several lawsuits, including a claim involving contractually prohibited short selling, a claim that we and certain of our former officers and directors breached fiduciary duties to stockholders and committed other tortious acts, a claim that our actions or omissions caused the loss of a royalty and production sharing agreement, and an environmental clean-up case.  The outcome of litigation is difficult to assess or quantify, and our directors cannot predict how significant the impact on us may be.  Further, if we are not successful on any or a combination of these legal disputes, we might not have sufficient funds or successfully execute our business plan, which could have a material adverse effect on our financial condition, results of operations and future cash flow.

Fluctuations in exchange rates could have a material adverse affect on our operating results, cashflows and overall profitability.

A substantial proportion of our revenues is expected to be generated in US dollars or Euros.  We report our financial results in US dollars.  We therefore will be exposed to changes in the exchange rate between the US dollar or the Euro and other currencies.  Therefore, significant adverse changes in exchange rates could have an adverse effect on our business, results of operations, financial condition and future cash flow.

Our insurance coverage may be insufficient to cover losses, or we could be subject to uninsured liabilities which could materially affect our business, results of operations or financial condition.

There are circumstances where insurance will not cover the consequences of an event, or where we may become liable for costs incurred in events or incidents against which we either cannot insure or may elect not to have insured (whether on account of prohibitive premium costs or for other commercial reasons). Although we intend to maintain adequate insurance, liabilities might exceed policy limits.  We also may not be able to maintain adequate insurance in the future at rates that are considered reasonable.  Further, insurance covering certain matters (such as sovereign risk, terrorism and many environmental risks) may not be available to us.  Moreover, we may be subject to large excess payments in the event a third party has a valid claim against us, and therefore may not be entitled to recover the full extent of our loss, or may decide that it is not economical to seek to do so.  The realization of any significant liabilities in connection with our future activities could have a material adverse effect on our business, results of operations, financial condition and future cash flow.

There are risks associated with the drilling of oil and natural gas wells which could significantly reduce our revenues or cause substantial losses, impairing our future operating results.  We may become subject to liability for pollution, blow-outs or other hazards.  We intend to obtain insurance with respect to these hazards, but such insurance likely will have limitations on liability that may not be sufficient to cover the full extent of such liabilities.  The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets.  Moreover, oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

We have competition from other companies that have larger financial and other resources than we do, which puts us at a competitive disadvantage.

A large number of companies and individuals engage in drilling for gas and oil, and there is competition for the most desirable prospects.  For us to expand our operations in Guinea or elsewhere, we are likely to face competition from international oil and gas companies, which already may have significant operations in the region, together with potential new entrants into such markets, any of which may have greater financial, technological and other resources than us.  There is a high degree of competition for the discovery and acquisition of properties considered to have a commercial potential.  We compete with other companies for the acquisition of oil and gas interests, as well as for the recruitment and retention of qualified employees and other personnel.

There can be no assurance that we will be able to continue to compete effectively with other existing oil and gas companies, or any new entrants to the industry.  Any failure by us to compete effectively could have a material adverse effect on our business, results of operations, financial condition and future cash flow.

We are highly dependent on our management team and consultants, and any failure to retain the services of such parties could adversely affect our ability to effectively manage our operations or successfully execute our business plan.

Our business is dependent on retaining the services of a small number of key personnel of the appropriate caliber as the business develops.  Our success is, and will continue to be to a significant extent, dependent upon the expertise and experience of the directors, senior management and certain key geoscientists, geologists, engineers and other professionals we engage.  While we have entered into contractual arrangements with the aim of securing the services of the key management team, the retention of their services cannot be guaranteed.  The loss of key members of our management team or other highly qualified technical professionals could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies, which may have a material adverse effect on our business, financial condition, results of operations and/or growth prospects.

We are exposed to the failure or non-performance of commercial counterparties.

Our operations will be dependent on certain third parties with whom we have commercial agreements (such as its drilling contractors and the parties responsible for transporting and/or storing our production) for our future exploration, development, production, sales or other activities.  The efficiency, timeliness and quality of contract performance by third party providers are largely beyond our direct control.  If one or more of these third parties fails to meet its contractual obligations to us, or if such services are temporarily or permanently unavailable (for example, as a result of technical problems or industrial action), or not available on commercially acceptable terms, we may experience a material adverse effect on our business, results of operations, financial condition and future cash flow.

Risks Relating to Operating in Guinea

Geopolitical instability where we operate subjects us to political, economic and other uncertainties.

We conduct business in Guinea, which is in a region of the world where there have been recent civil wars, revolutions, coup d’etats and internecine conflicts.  There is the risk of political violence and increased social tension in Guinea as a result of the past political upheaval, and there is a risk of civil unrest, crime and labor unrest at times.  For example, in September 2009, the military government intervened to stop pro-democracy rallies, resulting in a number of civilian deaths and casualties.  This in turn has led to the African Union, United States and European Union imposing sanctions upon the incumbent government.  A successful mediation organized by the international community (African Union, United States and European Union) between the opposition and the military junta resulted in the appointment of a Prime Minister of Guinea from the opposition.  While this development indicates that the political situation in Guinea is improving, external or internal political forces potentially could create a political or military climate that might cause a change in political leadership, the outbreak of hostilities, or civil unrest.  Such uncertainties could result in our having to cease our Guinea operations and result in the loss or delay of our rights under the PSC, as amended.

Further, we face political and economic risks and other uncertainties with respect to our operations, which may include, among other things:

•	loss of future revenue, property and equipment, as a result of hazards such as expropriation, war, acts of terrorism, insurrection and other political risks;

•	increases in taxes and governmental royalties;

•	unilateral renegotiation or cancellation of contracts by governmental entities;

•	difficulties enforcing our rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations;

•	changes in laws and policies governing operations of foreign-based companies; and

•	currency restrictions and exchange rate fluctuations.

Our operations in Guinea also may be adversely affected by laws and policies of the United States affecting foreign trade and taxation.  Realization of any of these factors could have a material adverse effect on our business, financial condition, results of operations and/or growth prospects.

Guinea's political uncertainties could adversely affect our rights under the Concession or obligations under the PSC.

Guinea has faced and continues to face political, economic and social uncertainties which are beyond our control.  Maintaining a good working relationship with the Guinea government is important because the Concession is granted under the terms of the PSC, as amended, with the Guinea government.  In June 2010, a democratic election was held that identified two main candidates for a run-off election that was held on November 7, 2010.  The results of the run-off election are being contested, which may lead to political unrest.  If the contested election is resolved, the series of elections between June 2010 and November 2010 will have determined the presidency and national assembly seats.  The newly-elected government will replace the transitional government.  The elections may result in further political unrest, and the newly-elected government may not support the private sector oil initiative.  While we intend to maintain a positive working relationship with the Guinea government, we cannot predict the impact that the run-off election will have on our relationship with the Government.  A change in leadership could result in political instability or substantial changes in government policies which could have a material adverse effect on our business, financial position, results of operations and future cash flow.

We operate in Guinea, a country where corrupt behavior exists that could impair our ability to do business in the future or result in significant fines or penalties.

We operate in Guinea, a country where governmental corruption has been known to exist.  There is a risk of violating either the US Foreign Corrupt Practices Act, laws or legislation promulgated pursuant to the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or other applicable anti-corruption regulations that generally prohibit the making of improper payments to foreign officials for the purpose of obtaining or keeping business.  In addition, the future success of our Guinea operations may be adversely affected by risks associated with international activities, including economic and labor conditions, political instability, risk of war, expropriation, terrorism, renegotiation or modification of existing contracts, tax laws and changes in exchange rates.

We are subject to governmental regulations, the cost of compliance with which may have an adverse effect on our financial condition, results of operations and future cash flow.

Oil and gas operations in Guinea are subject to extensive government regulation and to interruption or termination by governmental authorities on account of ecological and other considerations.  It is impossible to predict future government proposals that might be enacted into law or future amendments to the Guinea Petroleum Code, or the effect those new or amended laws might have on us.  Restrictions on oil and gas activities, such as production restrictions, price controls, tax increases and pollution and environmental controls may have a material adverse effect on our financial condition, results of operations and future cash flows.

We may be subject to future exchange control risks which prevent or restrict the transfer of funds outside Guinea.

Notwithstanding that the Guinea government guarantees, during the term of the PSC, as amended, our right to open and operate bank accounts outside Guinea, transfer certain funds to and from the foreign accounts, convert national currency and foreign convertible currency, pay foreign goods and services providers directly and remit certain funds outside Guinea, the PSC, as amended, provides that we remain subject to foreign exchange control regulations in force in Guinea.  Therefore, while the Guinea Petroleum Code does not currently contain provisions relating to foreign exchange controls applicable to oil and gas concession holders, there can be no assurance that the Guinea government will not significantly change the exchange control regime, and such change could have a material adverse effect on our business, financial condition and/or growth prospects operating and financial position.

Political, social and economic conditions in Guinea may adversely affect our business, results of operation, financial condition and future cash flow.

As all of our potential revenue generating assets are currently expected to be located in Guinea, our operations are dependant on the economic and political conditions prevailing in Guinea. Accordingly, we are subject to the risks associated with conducting business in and with a foreign country, including the risks of changes in the country's laws and policies (including those relating to taxation, royalties, acquisitions, disposals, imports and exports, currency, environmental protection, management of natural resources, exploration and development of mines, labor and safety standards, and historical and cultural preservation).  The costs associated with compliance with these laws and regulations are substantial, and possible future laws and regulations as well as changes to existing laws and regulations could impose additional costs on us, require us to incur additional capital expenditures and/or impose restrictions on or suspensions of our operations and delays in the development of our assets.

Further, these laws and regulations may allow government authorities and private parties to bring legal claims based on damages to property and injury to persons resulting from the environmental, health and safety impacts of our past and current operations and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions.  If material, these compliance costs, claims or fines could have a material adverse affect on our business, results of operations, financial condition and/or growth prospects.

In addition, Guinea has high levels of unemployment, poverty and crime.  These problems have, in part, hindered investments in Guinea, prompted emigration of skilled workers and affected economic growth negatively.  While it is difficult to predict the effect of these problems on businesses operating in Guinea or the Guinea government's efforts to solve them, these problems, or the solutions proposed, could have a material adverse affect on our business, results of operations, financial condition and/or growth prospects.

The legal and judicial system in Guinea is relatively undeveloped and subject to frequent changes.

Guinea has a less developed legal system than more established economies which could result in risks such as: (i) effective legal redress in the courts of such jurisdictions, whether in respect of a breach of contract, law or regulation, or in an ownership dispute, being more difficult to obtain; (ii) a higher degree of discretion on the part of Governmental authorities who may be susceptible to corruption; (iii) the lack of judicial or administrative guidance on interpreting applicable rules and regulations; (iv) inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; or (v) relative inexperience of the judiciary and courts in such matters.  In certain jurisdictions, the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to the Concession or other licenses, permits or approvals required by us for the operation of our business, which may be susceptible to revision or cancellation, and legal redress may be uncertain or delayed.  There can be no assurance that joint ventures, licenses, license applications or other legal arrangements will not be adversely affected by the actions of government authorities or others, and the effectiveness of and enforcement of such arrangements in these jurisdictions cannot be assured.

Risk Relating to Our Common Stock

The price of our Common Stock will fluctuate, and your investment in our Common Stock could suffer a decline.

The market price of the shares of our Common Stock could be subject to significant fluctuations.  The fluctuations could result from national and global economic and financial conditions, government plans and proposals with respect to economic conditions, and various other factors and events, including liquidity of financial markets, regulatory changes affecting our operations, variations in our operating results or business developments of us and/or our competitors.  Stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for securities and which may be unrelated to our operating or performance prospects.  Furthermore, our operating results and prospects from time to time may be below the expectations of market analysts and investors.  Any of these events could result in a decline in the market price of our Common Stock.

There can be no guarantee that there will be sufficient liquidity in the shares of our Common Stock.

The fact that our Common Stock trades on the NYSE Amex should not be taken as implying that there is or will be a ‘liquid’ market in shares of our Common Stock, and an investment in shares may be difficult to realize.  In addition, the price at which our Common Stock will be traded and the price at which investors may realize their investment will be influenced by a large number of factors, some specific to us and our operations, and some which may affect listed companies generally.

The market for shares in small to medium size public companies, such as us, is less liquid than for larger public companies.  We are aiming to achieve capital growth and, therefore, shares of our Common Stock may not be suitable as a short-term investment; a prospective investor should not consider such purchase unless he is certain he will not have to liquidate his investment for an indefinite period of time.  The share price may be subject to greater fluctuation on small volumes of shares, and thus shares of our Common Stock may be difficult to sell at a particular price.  The value of shares of our Common Stock may go down as well as up.  The market price of our Common Stock may not reflect the underlying value of our assets.  Investors may therefore realize less than their original investment or sustain a total loss of their investment.

Changes in market, political or economic conditions could adversely affect the price of shares of our Common Stock.

Market conditions, particularly those affecting resource companies, may affect the ultimate value of our Common Stock, regardless of operating performance.  We could be affected by unforeseen events outside our control, including, natural disasters, terrorist attacks, political unrest and/or government legislation or policy.  Further, market perception of oil and gas companies may change, which may impact on the value of our Common Stock and our ability to further raise funds by the issue of further shares in us.

We may issue additional shares of Common Stock in the future, which could cause dilution to existing stockholders.

We may issue additional shares of our Common Stock in the future which may adversely affect the market price of our shares.  Significant sales of shares of our Common Stock by major stockholders, or the public perception that an offering or sale may occur also could have an adverse effect on the market price of shares of our Common Stock.  Further, any non-preemptive issuance of additional shares of Common Stock will dilute the percentage ownership interest of the existing stockholders, and may dilute the book value per share of our shares of Common Stock held by existing stockholders.

Stockholders could incur negative impact due to the expiration or release of a lock-up on a significant percentage of our outstanding shares of Common Stock, or the exercise of options and warrants.

As of November 24, 2010, approximately 13.4 million shares of our Common Stock, plus a further 3,980,000 shares of Common Stock which can be acquired on the exercise of certain warrants, were restricted shares and subject to a contractual prohibition or "lock-up", preventing the sale of such shares until April 21, 2011.  As at the same date, there also were outstanding warrants and options to purchase approximately 13,285,898 shares of Common Stock.  If these options and warrants are exercised, and following the release of the restrictions over the locked-up shares of Common Stock, the relevant shares of Common Stock may become eligible for immediate resale.  We do not know when or if these options and warrants will be exercised.  In the event that a substantial number of these shares are offered for sale in the market by several holders within a relatively short time frame, the market price of shares of our Common Stock could be adversely affected.

Sales of substantial amounts of shares of our Common Stock in the public market could harm the market price of the shares of Common Stock.

The sale of substantial amounts of shares of our Common Stock (including shares issuable upon exercise of outstanding options and warrants to purchase shares) may cause substantial fluctuations in the price of Shares of our Common Stock.  Because investors may be more reluctant to purchase shares of our Common Stock following substantial sales or issuances, the sale of shares in an offering could impair our ability to raise capital in the near term.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE Amex listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHODERS

The 15,000,000 shares of Common Stock being offered by the selling stockholders are those previously issued to the selling stockholders in the Private Placement on November 4, 2010.  For additional information regarding the issuances of Common Stock, see “Private Placement of Common Shares and Securities that May Be Offered” above.  We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Because each selling stockholder may offer all or a portion of the shares of Common Stock offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each selling stockholder may retain upon completion of this offering.  The shares of Common Stock being offered by this prospectus may be offered directly by the selling stockholders named below or by pledges, donees, transferees or other successors in interest thereto, as discussed under “Plan of Distribution” below.  Except for the ownership of the shares of Common Stock, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders.  The second column lists the number of shares of Common Stock beneficially owned by each selling shareholder, based on its ownership of the shares of Common Stock, as of November 23, 2010.  The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.  The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the rules of the SEC, beneficial ownership includes shares over which the named stockholder exercises voting and/or investment power.  Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.  The information with respect to beneficial ownership of shares of Common Stock held by each person is based upon information supplied or confirmed by the selling stockholders to us.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock	Shares of Common Stock to be Beneficially Owned after the Offering
Name of Selling Shareholder	Number	Percentage	Being Offered	Number	Percentage
BLACKROCK GLOBAL FUNDS SICA V WORLD ENERGY FUND (1)	14,741,712	11.86%	14,741,712	—	0%
BLACKROCK NATURAL RESOURCES HEDGE FUND LIMITED (1)	258,288	*	258,288	—	0%

*             Less than 1%.
(1)          BlackRock Investment Management (UK) Ltd. serves as discretionary investment manager with power to direct investments and/or sole power to vote the shares owned by the selling stockholders listed in this table.  For purposes of reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), BlackRock Investment Management (UK) Ltd. may be deemed to be the beneficial owner of all of the shares listed above.  BlackRock, Inc., a publicly traded financial services holding company (NYSE:BLK), is the parent holding company of BlackRock Investment Management (UK) Ltd.  The selling stockholders are affiliates of a broker-dealer and certify that they bought the securities in the ordinary course of business, and at the time of the purchase of the Common Stock to be resold, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Pursuant to the Registration Rights Agreement, we agreed to register for resale the Common Stock received by the selling stockholders in the Private Placement and to indemnify the selling stockholders against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.  Under the Registration Rights Agreement, we will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus; however, the selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of such shares.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock previously issued to permit the resale of these shares of Common Stock from time to time by the persons or entities listed under the “Selling Stockholders” section of this prospectus.  As used in this section of the prospectus, the term “selling stockholders” includes the selling stockholders named in the table above and any of their donees, pledges, transferees or other successors in interest who receive shares of Common Stock offered hereby from a selling stockholder as a gift, pledge or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock.  We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock.  All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws and the reasonable costs and expenses of the selling stockholders’ counsel; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify and hold harmless the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified and held harmless by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Common Stock being offered by the selling stockholders in this offering will be passed upon by Patton Boggs LLP, Denver, Colorado. As of the date of this prospectus, Patton Boggs LLP and its attorneys beneficially own in the aggregate approximately 132,000 shares of our common stock.

EXPERTS

The consolidated financial statements of Hyperdynamics Corporation appearing in Hyperdynamics Corporation’s Annual Report on Form 10-K for the year ended June 30, 2010 have been audited by GBH CPAs, PC, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference.  Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC.  You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities.  The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as needed until this offering is completed:

•	Annual Report on Form 10-K for the year ended June 30, 2010 filed on September 28, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed on November 15, 2010;

•	Current Reports on Form 8-K, filed on July 16, 2010, July 26, 2010, July 27, 2010, August 6, 2010, August 20, 2010, November 4, 2010, November 16, 2010, and December 6, 2010;

•	The description of our Common Stock contained in the Registration Statement on Form 8-A filed on April 29, 2005; and

•
All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

Any statement contained in a document that is incorporated by reference herein will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference herein) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or oral request addressed to Hyperdynamics Corporation, 12012 Wickchester Lane, Suite 475, Houston, Texas 77079, Attention: Ray Leonard, CEO and President (telephone: 713-353-9400, fax: 713-353-9421).

WHERE YOU CAN FIND MORE INFORMATION

Under the Securities Exchange Act of 1934, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document in our files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Visitors to the SEC's Web site may access such information by searching the EDGAR database.

We file electronically with the SEC. We make available, free of charge through our website, our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to: Ray Leonard, Hyperdynamics Corporation, 12012 Wickchester Lane, Suite 475, Houston, Texas 77079, voice: (713) 353-9400, fax: (713) 353-9421.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act.  This prospectus does not contain all of the information set forth in the registration statement, certain parts which are omitted in accordance with the rules and regulations of the SEC.  For further information, please refer to the registration statement.